Exhibit 10.22

EXCLUSIVE EQUIPMENT LEASE AGREEMENT

This Exclusive Equipment Lease Agreement (the “Agreement”) is entered into on the 11th day of January, 2012 (the “Effective Date”) in Beijing, the People’s Republic of China (“PRC”) by and between the following parties:

1) International Green Chip Co., Ltd. (英特格灵芯片（天津）有限公司) (“IGC” or the “Lessor”) at Room 201, South Tower, Tianda Software Zone, 80 Fourth Avenue, Tianjin Development Area, Tianjin, PRC; and

2) iWatt HK Limited (“iWatt” or the “Lessee”) at Unit 223B, 2/F., Core Building 2, No. 1 Science Park West Avenue, Hong Kong Science Park, Shatin, New Territories, Hong Kong.

The Lessor and the Lessee shall be collectively referred to as the “Parties” and each a “Party”.

WHEREAS:

1.	The Lessor, a limited liability company incorporated and validly existing under the PRC laws, owns the equipment listed in Appendix I as of the date of this Agreement (the “Equipment”).

2.	The Lessee, a limited liability company incorporated and validly existing in the Hong Kong Special Administrative Region (“Hong Kong”), is contemplating to establish a design centre in Beijing through its wholly foreign-owned enterprise to be established in Shenzhen (the “WFOE”).

3.	The Lessor agrees to lease, and the Lessee agrees to rent, the Equipment in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, through mutual negotiation, the Lessor and the Lessee herein agree as follows:

1.	Lease Equipment

1.1	The Lessor agrees to lease, and the Lessee agrees to rent, the Equipment.

1.2	The Lessee shall have an irrevocable and exclusive right to use the Equipment for the purposes as it desires. The Lessee shall be entitled to sub-lease, lend, or grant any encumbrance over the Equipment, including but not limited to mortgage, pledge, lien and etc.

1.3	The Lessor and the Lessee agree to, and the Lessor agrees to cause the Target Employees, the IGC Employees and the IGC Holders to, enter into the following ancillary documents (the “Ancillary Documents”):

(a)	an exclusive option agreement in the form and substance attached hereto as Appendix II (the “Exclusive Option Agreement”), pursuant to which the Lessor shall agree to grant an option to the Lessee for the purchase of the Equipment;

(b)	a technology license agreement in the form and substance attached hereto as Appendix III (the “Technology License Agreement”), pursuant to which the Lessor shall agree to grant an exclusive license to the Lessee for the use, making and selling of its products, namely LCDTV 8CH + Boost LED BLU Driver and LCDTV TCON Bias PMIC (collectively, the “Target Products”), including but not limited to the right to all the patent and intellectual properties associated with such Target Products;

(c)	a mutual termination and transfer agreement in the form and substance attached hereto as Appendix VII (the “Mutual Termination and Transfer Agreement”);

(d)	a share agreement in the form and substance attached hereto as Appendix VIII (the “Share Agreement”);

(e)	a trust deed in the form and substance attached hereto as Appendix IX (the “Trust Deed”);

(f)	a confidentiality and invention assignment agreement in the form and substance attached hereto as Appendix X (the “Confidentiality and Invention Assignment Agreement”); and

(g)	any other documents, including but not limited to the exhibits and schedules attached thereto the Ancillary Documents.

2.	Lease Term

2.1	This Agreement shall be effective and binding on the Parties as of the Effective Date and shall remain effective until the date when it is terminated pursuant to Section 11 hereof.

2.2	Subject to Section 2.3, the Lessee shall return the Equipment to the Lessor upon the expiry of the Term or any other date as agreed by the Parties.

2.3	The Lessee, at its sole discretion, may at any time exercise its rights under the Exclusive Option Agreement to purchase the Equipment by delivering a notice in writing to the Lessor.

3.	Closing; Consideration

3.1	The closing of this transaction as contemplated by the Agreement shall take place on such date upon the satisfaction of each condition set forth in Section 8 (the “Closing”).

3.2	Subject to the terms and conditions set forth herein, at the Closing, the Lessee shall pay:

(a)	US$500,000 or RMB equivalent in cash (the “Cash Consideration”), including:

(i)	US$350,000 or RMB equivalent to the Lessor; and

(ii)	an aggregate amount of up to US$150,000 or RMB equivalent to:

(I)	the persons listed in Appendix V (the “Target Employees”); and

(II)	the persons listed in Appendix VI (the “IGC Employees”);

and

(b)	5,000,000 shares of common stock of iWatt Inc. to be issued by iWatt Inc. (the “Share Consideration”, together with the Cash Consideration, the “Consideration”) shall be paid to the trust set up by iWatt Inc., which shall be administered in accordance with the Trust Deed and the Share Agreement.

The Parties acknowledge that the Consideration includes, inter alia, pre-paid consideration for the "Purchase Price" as defined and used in the Exclusive Option Agreement.

3.3	Each of the Lessor, the Target Employees and the IGC Employees shall receive the portion of Cash Consideration set forth opposite his/her name in Appendices IV, V and VI.

3.4	The Lessee shall pay the Cash Consideration by remittance to the bank account designated by IGC.

3.5	IGC shall be responsible to distribute the portion of Cash Consideration to each of the Target Employees and the IGC Employees set forth opposite his/her name in Appendices V and VI.

3.6	Notwithstanding the foregoing, if there are less than twenty (20) Target Employees entering into new employment agreements with the WFOE at the date of the Closing, the Lessee shall have an absolute right and at its sole discretion to reduce the portion of Cash Consideration among the Target Employees on a pro-rata basis.

4.	Delivery, Use and Return of the Equipment

4.1	The Lessor shall deliver the Equipment to the Lessee’s offices in Beijing, Tianjin and/or any other location as specified by the Lessee (i) no later than three (3) days from its receipt of a written notice given by the Lessee; or (ii) any other date as determined and agreed by Lessee (the “Delivery Date”). Prior to such Delivery Date, the Lessee shall have an irrevocable and exclusive right to access and use the Equipment located in the Lessor’s office in Beijing, Tianjin and/or any other location.

4.2	Within three (3) days prior to the Delivery Date, the Parties shall arrange for co-examination of the Equipment. If the examination result indicates that any Equipment is not in good condition or applicable for ordinary use, the Lessee has an irrevocable right to reject such Equipment.

4.3	The Lessor shall deliver the operational instructions, including but not limited to manuals, handbooks and any other documents related to the use and operation of the Equipment, to the Lessee within three (3) days from the Effective Date.

5.	Equipment Maintenance

5.1	The Lessee shall be responsible for daily maintenance of the Equipment at its own cost.

5.2	Prior to the delivery of the Equipment to the Lessee’s office(s), the Lessor shall take good care of the Equipment. In the event that the Equipment was damaged or destroyed, the Lessor shall indemnify and keep indemnified the Lessee at all times and hold them harmless against any and all losses resulting from, or arising out of, or due to, directly or indirectly, any damage of the Equipment.

6.	Confidentiality

6.1	The terms and conditions of this Agreement, the Ancillary Documents, any term sheet, letter of intent or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby shall be considered confidential information (the “Confidential Information”) and shall not be disclosed by the Lessor without the Lessee’s prior written authorization during the Term of this Agreement, except as provided under this Agreement. The restrictions stated in the preceding sentence shall not apply to any information which (a) at the time of its disclosure to the Lessee is in the public domain or later becomes part of the public domain without any wrongful act or omission by the Lessor or any of its affiliates; or (b) is for the purpose of complying with applicable court orders or governmental laws or regulations.

7.	Representations and Warranties

7.1	The Lessor represents and warrants as follows:

7.1.1	The Lessor is a limited liability company duly incorporated and validly existing under the PRC laws.

7.1.2	The Lessor has the sole and exclusive ownership, rights and interests over the Equipment, which is free and clear of all mortgages, liens, pledges and any other form of encumbrance.

7.1.3	The Lessor has all requisite corporate power and authority to execute and perform this Agreement. The authorized representative has been duly authorized by the Lessor to execute this Agreement. The execution of this Agreement will not be against any enforceable, applicable and effective laws, the constitutional documents of the Lessor and any agreement to which the Lessor is a party. Once this Agreement is executed, it shall constitute a legal, valid and binding Agreement for the Lessor.

7.2	The Lessee represents and warrants as follows:

7.2.1	The Lessee is a limited liability company duly incorporated and validly existing under the laws of Hong Kong.

8.	Closing Conditions

8.1	The obligation of the Lessee to pay the Consideration to the Lessor at the Closing is subject to the fulfillment of each of the following conditions:

(a)	The Lessor, the IGC Holders, the IGC Employees and the Target Employees (as applicable) shall have executed and delivered the Ancillary documents, including all the exhibits and schedules attached thereto, to the Lessee;

(b)	The Lessor shall have performed all of its obligations under this Agreement and the Ancillary Documents, including all the exhibits and schedules attached thereto, which is required to be performed on or prior to the Closing;

(c)	Each of the sixteen (16) or more Target Employees and the WFOE have entered into new employment agreements in form and substance acceptable to the Lessee;

(d)	Each of the IGC Employees and the WFOE have entered into a Confidentiality and Invention Assignment Agreement and any other documents as iWatt considered necessary; and

(e)	The Equipment has been delivered to the Lessee’s office.

9.	Indemnification

The Lessor hereby agrees to and shall cause its shareholders to, indemnify and to keep the Lessee and Lessee’s respective affiliates, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) indemnified, against all actions, claims, proceedings, costs and damages (including any damages or compensation) and all legal costs and other expenses paid, suffered, sustained or incurred by an Indemnitee arising out of any (i) breach of the representations, warranties, undertakings and (ii) non-compliance with applicable laws with respect to the transactions contemplated hereby, of the Lessor under this Agreement and/or the Ancillary Documents or out of any claims by a third party based on any facts which if substantiated would constitute such a breach. The Lessor further agrees that the Lessee’s indemnification under this Section would first come from the lessee fee (if any is available) to be paid under the Technology License Agreement before seeking remedy from the Lessor or its shareholders and that the Lessor’s shareholders’ obligations under this indemnification provision will be limited to their pro-rata share of the obligation based on their ownership position at the time of Closing.

10.	[Reserved.]

11.	Termination

11.1	Without prejudice to any legal or equity remedies of the Lessor, the Lessee has an irrevocable right to terminate this Agreement by giving a written notice to the Lessor in the event that the Lessor breaches this Agreement and/or the Ancillary Documents and fails to cure such breach within thirty (30) days from the date of its receipt of such notice.

11.2	This Agreement may also be terminated upon (i) the date when the Lessee (or its affiliate) has duly owned the Equipment following the Lessee’s exercise of its rights under the Exclusive Option Agreement, or (ii) the mutual written agreement of the Lessee.

11.3	Notwithstanding any provision to the contrary, the Parties agree that Sections 6, 7, 12 and 13 shall survive the termination or expiration of this Agreement.

12.	Governing Law

12.1	This Agreement shall be governed by and construed in accordance with the PRC laws without regard to its principles of conflicts of law.

13.	Settlement of Disputes

13.1	Any dispute, controversy or claim (each a “Dispute”) arising out of or relating to this Agreement or to any of the transactions contemplated hereby, whether such Dispute is premised on contract, tort, equity, or statute, shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute.

13.2	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) and under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration (as amended from time to time and by the rest of this Agreement). There shall be a panel of three (3) arbitrators. The Lessor and the Lessee shall each appoint one (1) arbitrator, and the third (3rd) arbitrator shall be appointed by the HKIAC. The Parties hereby agree that the third (3rd) arbitrator of the arbitration panel shall not be a national of the PRC or the United States of America. The language of the arbitration shall be English and Chinese. To the extent a translator is necessary during the arbitration, the Parties shall stipulate a neutral, official translator for the arbitration proceedings, acceptable to the HKIAC. If the Parties are unable to agree on an official translator, then HKIAC shall appoint one (1). The losing Party shall bear the costs of such translator.

13.3	Each Party to the arbitration shall cooperate with each other Party to the arbitration in producing information and documents requested by such other Party in connection with such Disputes, subject to privileges applicable to the Dispute or confidentiality obligations binding on such Party. The Parties shall prepare and execute a confidentiality agreement in connection with the production of any such information or documents.

13.4	The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration panel. The prevailing Party shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection with the arbitration.

13.5	The award of the arbitration panel shall be a written and reasoned award. The award of the arbitration panel shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

13.6	The Parties shall continue to perform their respective obligations under this Agreement, except with respect to the part in dispute and under adjudication, and shall be permitted to exercise all rights under this Agreement notwithstanding the filing of an arbitration demand by one Party against another Party.

14.	Force Majeure

14.1	Should either of the Parties be prevented from performing its obligations under this Agreement by force majeure, the Party who is obliged to perform its obligations under this Agreement shall, after the force majeure disappears, continue to perform its obligations, and shall not be subject to any liabilities for breach of this Agreement. Force majeure shall mean unforeseen events beyond the prevented Party’s reasonable control and may still be not avoidable with the prevented Party’s reasonable notice, including but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war. The Party affected by force majeure shall notify the other Party without delay and take proper actions to minimize the effect of force majeure.

15.	Assignment

15.1	The Lessor may not assign any rights or obligations under this Agreement to third party without prior written consent of the Lessee.

15.2	The Lessee may assign any rights or obligations under this Agreement to the WFOE and/or any of its affiliates.

16.	Severability

16.1	The invalidity or unenforceability of any section hereof shall in no way affect the validity or enforceability of any other sections of this Agreement. The Parties agree to replace any void or unenforceable section of this Agreement with a valid and enforceable section that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable section.

17.	Amendments and Supplements

17.1	This Agreement shall be amended and supplemented by the Parties in writing. Such amendments and/or supplements duly executed by the Parties shall be deemed as a part of this Agreement and have the same legal effect as this Agreement.

18.	Appendices

18.1	Any appendices of this Agreement shall be an integral part of this Agreement and have the same legal effect as this Agreement.

[Signature page follows]

NOW, IN WITNESS HEREOF, the Parties have executed this Agreement by their respective authorized representatives as of the first date written above.

Lessor:		Lessee:

International Green Chip Co., Ltd.		iWatt HK Limited

英特格灵芯片（天津）有限公司

By:	/s/ ZHANG Fuhong (张福宏)	By:	/s/ James V. McCanna

Name:	ZHANG Fuhong (张福宏)	Name:	James V. McCanna

Title:	Legal Representative	Title:	Director

(company’s chop)